Exhibit 10.1

COMMERCIAL LEASE

BETWEEN THE UNDERSIGNED:

SELECTINVEST 1, a real estate investment trust with variable capital, with registered office in PARIS (75008) – 173, boulevard Haussmann, registered under number 784 852 261 R.C.S. [Registry of Trade and Companies] of PARIS.

Represented by its management company, UFG Real Estate Managers, abbreviated UFG REM, a simplified corporation with capital of 1,220,384 Euros, with registered office in PARIS (75008) – 173, boulevard Haussmann, registered under number 399.922.699 R.C.S. of PARIS.

Itself represented by Mrs. Frédérique LOHNER, Director of Corporate Real Estate Marketing, duly authorized for this instrument,

Hereinafter “the Landlord”

PARTY OF THE FIRST PART

AND

DBV TECHNOLOGIES, a corporation with capital of 462,467 Euros, with registered office in BOULOGNE-BILLANCOURT (92100) – 104, avenue Victor Hugo, registered under number 441 772 522 with R.C.S. of NANTERRE.

Represented by Mr. Pierre BENHAMOU, General Director, duly authorized for this instrument,

Hereinafter “the Tenant”

PARTY OF THE SECOND PART

The Landlord and the Tenant together being hereinafter referred to as “the parties.”

IT HAS BEEN EXPRESSED AND AGREED AS FOLLOWS:

This document shall be divided into two parts forming an indivisible whole:

Part one: GENERAL CONDITIONS

Part two: SPECIAL CONDITIONS

It is specified that, in the event of contradiction between the two parts, the special conditions shall prevail over the general conditions.

The Landlord hereby gives under commercial lease to the Tenant the rights and assets indicated below, under the status of commercial leases, provided that the Tenant meets the conditions, as it appears from the provisions of articles L.145-1 et seq., R.145-1 et seq., and D. 145-1 et seq. of the Commercial Code.

Only in the event that the Tenant is a professional who may be subject to article 57A of law No. 86-1290 of December 23, 1986, the parties agree to submit to the regime of the statute of commercial leases, and this voluntary submission expressly excludes, if needed, the provisions of article 57 A of law No. 86-1290 of December 23, 1986, pursuant to article 7 of article L145-2 of the Commercial Code.

In addition to the conditions set forth below, the Tenant undertakes to respect all the obligations and formalities introduced by laws and regulations, as well as the provisions of the regulations applicable to the building (co-ownership regulation, internal regulation, specifications applicable to the real estate complex, etc.), as well as their successive changes, which, by express agreement, shall be considered to form an integral part of these General Conditions, with the same sanctions.

If the building is in co-ownership or under a ZAC [Zone d’aménagement concerté - Urban regeneration zone], AFUL [Association Foncière Urbaine Libre – Free Urban Real Estate Association], ASL [Association Syndicale Libre – Free Union Association], or other form of sol ownership, the Tenant shall scrupulously respect the respective regulations and their successive changes, and especially the co-ownership regulation delivered prior to the signing of this instrument.

It is also specified that, in the text of this lease, the reference to or approval of articles of laws or regulations governing the statute of commercial leases is not equivalent to Landlord’s recognition of the applicability of said statute to this lease and that the Tenant cannot use said statute unless it meets all its conditions.

CHAPTER I – DESCRIPTION, INTENDED USE, TERM

ARTICLE 1 – DESIGNATION

The premises hereunder are designated in the special conditions.

The Tenant declares to know the building and leased premises perfectly well, either because it visited or occupied them previously, to accept them as is and as they exist, and that it wants to take upon itself the possible bringing up to standard of said premises and/or to adapt them to its activity, since the Landlord guarantees only their general commercial use.

The Tenant accepts the premises hereunder as is at the time of its entry into possession.

No error in description, consistency, or the area of the leased premises may justify an increase or reduction of the rent or an indemnity to either party.

The Tenant may not require from the Landlord any fitting out, remediation, rebuilding, or repair of any nature whatsoever, or any bringing up to standard even for the exercise of its activity, or any reduction of the rent or indemnity because of this reason at the entrance in the premises or during this lease or its extensions, continuations, or renewals.

Equally, the Tenant cannot present any complaint due to constructions or fitting out likely to subsequently modify the views and environment of the leased premises.

ARTICLE 2 – ENTRY INVENTORY OF THE PREMISES

An inventory of the premises shall be drawn up in the presence of both parties when the Tenant arrives. It may be drawn up by a bailiff if one of the parties so desires. In all events, it shall be drawn up at the expense of the Tenant. The same holds true in the event of drawing up of a preliminary entry inventory of the premises.

In the event that, for any reason, this inventory of the premises is not drawn up and especially if the Tenant were absent, the premises shall be considered to have been leased in perfect maintenance and repair conditions of all natures.

ARTICLE 3 – INTENDED USE – INDIVISIBILITY

The Tenant must use the premises hereunder exclusively for the use specified below in the Special Conditions, peacefully and pursuant to articles 1728 and 1729 of the Civil Code.

3.1 Maintenance of the contractual intended use

During the entire term of the lease, the Tenant shall be obligated to keep for the leased premises the contractual intended use agreed upon, to the exclusion of any other of any nature whatsoever.

It shall maintain said premises in permanent state of effective and normal operation according to the agreed intended use, under penalty of cancellation of this lease under the conditions set forth in article 21 of the general conditions of this lease titled “CANCELLATION CLAUSE.”

The Tenant shall refrain from conducting in the premises used for offices any acts of industrial or artisanal production or sales to the public, wholesale or retail, as well as any auctions.

In the industrial use premises (activities, warehouse), the tenant has the right to conduct all acts of industrial or artisanal production and shall refrain from performing any sales to the public, wholesale or retail, as well as any auctions.

3.2 – Indivisibility

The parties expressly agree that the leased premises form a single and indivisible whole.

ARTICLE 4 – TERM

This lease is granted and accepted for a term specified in article 28 of the Special Conditions.

In the hypothesis that the leased premises cannot be made available to the Tenant on the date agreed in article 28 of the Special Conditions for a reason unrelated to it, the Tenant may not claim any request or indemnity other than a grace period of rent, charges and taxes for the period between the effective date hereof and the effective date when the leased premises are made available.

Unless otherwise agreed in the Special Conditions, the Tenant may terminate this lease at the expiration of each three-year period by giving notice of by extrajudicial act at least six months in advance.

The Landlord shall have the same right in the cases set forth in articles L.145-18, L.145-21, and L.145-24 of the Commercial Code.

CHAPTER II – RENT, CHARGES, AND INCIDENTALS

ARTICLE 5 – INITIAL RENT

This lease is granted and accepted for an annual main rent net of charges and net of taxes established in the special conditions.

VAT or the contribution on rental income and/or any other fee or tax replacing them or added to them, in addition to the dues and taxes defined below, shall be added to said rent, so that the rent remains net and free of any tax, fees, dues, charges, and costs for the Landlord.

ARTICLE 6 – INDEXATION OF THE RENT

The rent shall increase automatically every year on the anniversary of the effective date of the lease, proportionately to the variations of the National Index of the Cost of Construction published by the National Institute of Statistics and Economic Studies, base 100 in the 4th quarter of 1953.

The application of this indexation clause may not, in any case, have the effect of bringing the rent to an amount lower than the initial rent.

For the first year, the index established in article 30 of the Special Conditions shall be compared to the index of the same quarter of the following year.

For subsequent years, the index selected at the time of the previous reevaluation and the index of the same quarter of the following year shall be compared.

If the index chosen for the annual indexation stopped being published, this indexation would be made taking as base either the replacement legal index or a new index selected by mutual agreement between the parties. In the absence of agreement, the parties undertake to resort to the decision of the court expert designated by order of the Presiding Judge of the Court of First Instance of PARIS at the request of the most diligent party, sharing the expenses half and half between the parties.

This conventional indexation of the rent is an essential and decisive condition of this lease, without which it would not have been executed.

In addition, the legal revision currently set forth in articles L145-37, L145-38, and L145-39 of the Commercial Code remains applicable.

ARTICLE 7 – RENEWAL RENT

In the event of renewal of this lease, the rent of the new lease shall be established, in the absence of amicable agreement, at the market rental value of the leased premises on the effective date of the renewal, calculated in comparison with the price of new premises leases of the same type and taking into account the possible fitting out and improvements made by the tenant in the leased premises, all by express agreement, by derogation to articles L. 145-33 and L. 145-34 of the Commercial Code and 23 et seq. of the decree of September 30, 1953.

In the absence of agreement between the parties on the amount of the new rent, they undertake as of now to resort without possible remedy to the opinion of an expert designated by the Presiding Judge of the Court of First Instance of Paris, appointed at the request of the most diligent party; his opinion shall be rendered within three months from his appointment, and his expenses and fees shall be shared by half between the parties.

ARTICLE 8- RENT CHARGES AND INCIDENTALS

The distribution of the charges defined in this article shall be proportional either to the leased area or to the co-ownership percentage. If the Tenant occupies part of a co-ownership lot, the share of the charges allocated to the leased premises shall be determined proportionally to the percentage occupied, private areas and common areas included.

8.1- Charges

The tenant must pay or reimburse to the Landlord or its representative the charges and services of all natures related to the leased premises, as well as its share of the charges and services concerning the common areas of the building and/or real estate complex.

These charges include in particular, without limitation thereto:

•	for individual services and supplies:

•	expenses for heating, air conditioning, cooling

•	water, electricity, telephone

for expenses necessary for the operation, cleanliness, maintenance, [and] repairs of the building and/or of the real estate complex:

•	expenses concerning major repairs under article 606 of the Civil Code, maintenance, restoration, repair and replacement of common equipment,

•	expenses for maintenance, repair, improvement, and replacement of common equipment of elevators, air conditioning, ventilation, electric installations, telephone, [and] heating system, including maintenance and replacement of the boiler, roof, facades, courtyards and gardens, locks, shutters and metal shutters and parking areas, including upon administrative injunction or legal or regulatory order,

•	expenses of audit, monitoring, measurements, and installation of measuring instruments for measuring the environmental performances of the building,

•	expenses made to optimize the greenhouse gas effects or energy consumption of the building and/or to bring it up to standard in connection with the requirements of thermal regulation.

•	expenses for fitting out, maintenance, insurance, improvement, and replacement of the furniture and operating equipment of the common areas.

•	salaries and social charges of the personnel allocated to the real estate complex (guards, cleaning personnel, administrative personnel, etc.)

•	permanent cash advances (working capital, etc.) called in by the administrator, the manager, or the entities of the Association Syndicale Libre [Free Union Association] or Association Foncière urbaine Libre [Urban Free Real Estate Association]

•	fees for the management of the building (administrator and/or other representatives) and the leased premises (manager on behalf of the Landlord.

•	more generally, the cost of all works of any nature and magnitude, including repair or replacement that would be done in the common parts of the building.

•	For expenses necessary for the protection of the site:

•	Expenses for security, etc.

•	Expenses for closing installation, gate, etc.

In general, it shall bear all these charges so that the rent established is net of all charges for the Landlord.

8.2- Contribution, Taxes, and Dues

The Tenant shall pay its personal contributions, corporate land contribution, tenant taxes, and others of all natures concerning its trade and all those that tenants pay or may pay, so that the Landlord is never bothered in this regard.

It must reimburse to the Landlord the land tax, the household garbage removal tax, the sweeping tax, the annual tax on offices, commercial premises and for storage in île de France or any other tax related to the environment and all new contributions, municipal or other taxes, especially related to the environment.

As such, the Landlord shall call in quarterly provisions plus VAT at the rate in force, to be paid by the Tenant for land tax and the household garbage removal tax.

More generally, it shall reimburse to the Landlord all present or future dues and taxes concerning the building, all so that the rent received by the Landlord is net of any tax charges.

ARTICLE 9 – PAYMENT TERMS

The Tenant undertakes to pay at the domicile of the Landlord or its representative the rent and the charges, dues, and incidentals in four installments, in advance, on January 1, April 1, July 1, and October 1 of each year.

The charges and incidentals shall be billed to it in the form of quarterly provisions called in and shall give rise to an annual settlement plus VAT at the rate in force.

In order to facilitate the recovery by the Landlord or its representative of the rent and all amounts due by the Tenant under this lease, the Tenant shall make a transfer to the account of the Landlord, whose RIB [bank data] was given to it when signing this instrument.

ARTICLE 10 – SECURITY DEPOSIT

Upon signing this instrument, an amount representing one quarter of the annual rent is paid, all taxes included, as security for the payment of all charges and performance of all conditions of the lease by the Tenant.

This amount shall be reimbursed to the Tenant at the expiration of the lease, subject to the stipulations below, as well as to article 18 of the General Conditions, after deduction of all amounts possibly owed by the latter for any reason whatsoever and also as indemnity.

The Landlord shall reimburse the security deposit to the Tenant following the provisional account balance, possibly after deducting the additional provisions for charges, dues, and taxes not yet established.

The Landlord shall prepare a final account balance based on real expenses.

In the event of cancellation of this lease following the default on its conditions for a reason imputable to the Tenant, the security deposit shall be kept by the Landlord as damages, without prejudice to all others, rent matured or to mature and all other amounts owed by the Tenant.

In the event of revision, indexation or any other variation, amicable or court-ordered, of the rent, this security deposit shall be adjusted proportionately to the new rent, in order to maintain it at a quarter of the annual rent, all taxes included.

During the lease, the Landlord shall have the right to withdraw without formalities from the security deposit the amount of the past due rent and all amounts payable for any reason. It may charge to it as a priority, by derogation to article 1253 of the Civil Code, and notwithstanding any contrary charge by the tenant, the payment of the penalties, interest, and expenses related to unpaid amounts, then the amount of the oldest arrears of charges, taxes and incidentals first, then rent, owed by the Tenant. In all events, the Tenant shall be obligated to complete or replenish the security deposit at the first request and at the latest within fifteen days, so as to always keep it equal to three months of rent, all taxes included, under penalty of cancellation of the lease, under the conditions of article 21 and if the Landlord so decides.

Since the compensation is expressly agreed upon, as needed, the Landlord shall exercise on the amounts pledged for its own profit, all related prerogatives pursuant to articles 2333 et seq. of the Civil Code.

By derogation to the provisions of article 2341 paragraph 1 of the Civil Code, the Landlord shall not be obligated to itemize the security deposit.

Finally, contrary to the provisions of article 2345 of the Civil Code, the security deposit shall not produce interest likely to be claimed on the amounts owed by the Tenant to the Landlord.

ARTICLE 11 – LATE PAYMENT

In the case of lack of payment on the exact maturity of any amount owed by the tenant hereunder, the Tenant shall automatically owe to the Landlord a fixed increase of 10% on the amounts due, all plus interest at legal rate plus five points on the amounts owed from the contractual due date, without prior notice, any started month being owed.

In addition, all expenses for orders or summonses incurred by the Landlord in order to force the Tenant to perform its obligations shall be at the expense of the Tenant.

CHAPTER III – OTHER CLAUSES AND CONDITIONS

ARTICLE 12 – GENERAL POSSESSION CONDITIONS

12.1 – Furnishing of the premises

The Tenant undertakes to keep the leased premises constantly furnished, during the entire lease, with furniture and materials, in sufficient quality and value to cover the payment of the rent, charges, and incidentals and the performance of the conditions and charges of this lease. The Landlord reserves the right to verify such furnishing on the spot.

In the event of accident, the amounts that would be owed to the Tenant by the Insurance Company or Companies shall form the guarantee of the Landlord instead of the material and objects and pieces of furniture, until their replacement. For this purpose, this instrument is equivalent to guarantee to the Landlord for all amounts owed to it, with all powers being given to the bearer of the original of this instrument to communicate the transfer to whomever it may concern.

12.2 Compliance with building regulations

The Tenant must comply with the charges and conditions of the internal regulation and/or co-ownership regulation, the possession regulation, the specifications, and any document that governs the real estate complex, as well as those imposed by the Co-owners Union or any other body possibly created among co-owners and/or occupants of the building or neighboring buildings, if any. It shall comply with all modifications the Landlord may come to make in them in the future.

The Tenant declares that it learned and accepted the regulations concerning the building, especially those concerning its access conditions (schedules, closing days, etc.).

The Tenant may not deposit or leave anything in the common areas of the building, which must always have free access.

The Tenant shall refrain from introducing in the leased premises flammable, explosive, or hazardous materials for the security of the building, and from using gas in any form whatsoever.

The Landlord does not guarantee the temperature of the premises served by the heating and/or air conditioning installation(s) that may exist in the leased premises. The Tenant may not make any complaint in this regard.

The same shall hold true concerning the temporary elimination or reduction of Collective Services such as water, electricity, telephone, heating, etc., due to maintenance, repair, replacement, defect of supply or interruption, being out of order, strike, or any other causes, regardless of their duration.

If there is a corporate restaurant in the real estate complex where the leased premises are located, the Tenant must become a member and punctually pay the dues set forth for this purpose. It must maintain its membership for the entire term of its possession.

12.3.- Signs, antennas, and satellite dishes

The Tenant may not install a sign, plaque, logos, stickers, antenna or satellite dish, blinds, shutters or reflective films, light signaling, or, in general, any installation modifying the external appearance of the building in the private and common parts without the prior written approval of the Landlord or the co-ownership, if needed.

In the event of noncompliance with this condition by the Tenant, the Landlord shall be entitled to require the return to the original state at the expense of the Tenant, or even to have this work done by a company approved by it at the expense and risks of the Tenant.

The Tenant shall be in any case obligated, at the end of the lease, to dismantle and return the premises to the original state, if the Landlord so chooses, at the expense of the Tenant and in accordance with professional standards.

Moreover, the Tenant shall take it upon himself to obtain the authorizations needed and the insurance necessary for this purpose, so that the Landlord is never bothered or searched for this reason.

It must maintain these installations in good condition, and it alone shall be responsible for any possible accidents caused by their existence.

12.4. - Neighborhood disturbance

The tenant shall take all necessary precautions to avoid that the performance of its trade and activities damage in any manner the maintenance of the tranquility, good appearance, and good performance of the building and shall assume all responsibilities in this regard.

It shall refrain from having in the leased premises a dangerous, hazardous, or uncomfortable device and having an animal, including a pet, which may be harmful or unpleasant to the neighbors. No bad odors must come from its premises.

In the event of use of tools or devices that may cause interference with wave reception for the neighbors, the Tenant must remedy it quickly so that the Landlord may not be bothered for this reason.

12.5.- Parking lots and traffic areas

The Tenant may not make any modification in the parking spaces except to install signage after the approval of the Landlord.

It shall use the spaces to park vehicles, excluding any other use (repair, washing, depositing objects, etc.), and must permanently keep them in a condition of perfect safety and cleanliness.

The Landlord shall not be responsible in any case and for any reason for theft, damage, [or] accidents to which the Tenant may become victim directly or indirectly, concerning vehicles (and their contents) that may belong to it or to its personnel or clientele, if any. The Tenant declares for this purpose to waive and obligates its insurer to waive any remedy against the Landlord.

13 – WORKS

13.1- Works at the initiative of the Tenant

Before entering into the premises as well as during the lease, the Tenant may not conduct work in the leased premises that may change the intended purpose of the building or harm its solidity. Equally, it may not place on the floors a load heavier than their strength, under penalty of being liable for all disturbances or accidents.

It may not make in said premises any piercing of the walls or floors, or tiling, or hard floor covering, any demolition, any layout change, [or] any machinery installation regardless of the energy source, without the express prior written consent of the Landlord.

It may not carry out any work affecting the technical installations of the building or its environmental performances without the express prior written agreement of the Landlord.

If this work should enter into the scope of existing thermal regulation, the Tenant shall conform to it and shall bear all resulting consequences, especially administrative and financial. In addition, the work of the Tenant must be done in compliance with the environmental appendix, if it exists.

If the authorization is given, the work must be made at the exclusive expense, risk, and peril of the Tenant, according to current rules and under the supervision of an Architect or Design Office indicated by the Landlord and whose fees shall be borne by the Tenant.

The Tenant undertakes, before any intervention of companies in the leased premises, to respect and assure the respect of all regulations by the participants, especially concerning asbestos.

The Tenant assumes personally and exclusively all claims likely to arise, and to guarantee the Landlord against all possible remedies or claims.

13.2. - Work at the initiative of the Landlord

By derogation to article 1724 of the Civil Code, the Tenant must allow all works, especially modification, rebuilding, elevation, enlargement, improvement, especially improvement of environmental performances and others, found necessary by the Landlord to be done during the lease in the building or in the leased premises, even if they become temporarily inaccessible, without being able to claim any indemnity or rent reduction, regardless of the nature and duration, even if they should last more than forty days.

The Tenant must facilitate all access required by the search and repair of leaks or damage in the structural works. It shall bear the expenses caused by this access and which shall affect its own fitting out, and especially the installation and reinstallation of formwork.

13.3. - Work at the initiative of third parties

The Tenant shall bear without indemnity from the Landlord all work carried out in the building or on the public road, even if interfering with its operation, and even if it lasted more than forty days.

13.4 – Work owed by the Tenant

13.4.1 – General provisions

The Tenant shall enjoy the leased premises as a good businessman and shall permanently maintain them, as well as their equipment and installations, in perfect condition. In addition, it shall carry out at its expense, throughout this lease, all repairs, restoration, [or] replacements, including those under article 606 of the Civil Code, or bringing up to standard, of any nature or magnitude they may be, necessary or useful, as they become so, without any exception or reservation, including those due to old age, force majeure, or imposed by the administration, the laws, or the regulations.

The Tenant expressly waives any guarantee and any indemnification from the landlord due to vices or defects of any nature, even owing to old age or force majeure that may directly or indirectly affect the leased premises or the building where they are located.

In particular and without limitation thereto, it must

•	maintain and replace, if needed, all the specific equipment (air conditioning, ventilation, electrical installations, telephone, etc.) according to the current standards and bring them to perfect use condition.

•	make at its expense any replacement of meter and any modification of connection or installation that may be required by any concessionaire or distributing company.

•	maintain and replace if necessary the closures, shutters, [and] roll shutters and bring them to perfect state of cleanliness, maintenance, and operation.

•	maintain and replace if necessary the floor coverings and remedy the appearance of spots, burns, tears, or any degradation in general.

•	maintain the paint and wall coverings or partitions, proceeding to their repair whenever necessary.

•	maintain or assume itself the restoration if the building is leased to it in full or, if it leases only part, reimburse to the landlord its share of the maintenance, of the restoration of the facades, or of the work to improve the environmental performances of the building.

It shall equally reimburse to the Landlord the cost of all work of any nature or magnitude whatsoever, including restoration or replacement, done in the common parts of the building or real estate complex, or done by the Landlord instead of the Tenant to remedy its defect.

The Tenant shall be responsible for all deterioration arising as a result of abuse of possession, either by itself or by a third party. It must not, in any case, do anything or allow doing anything that may deteriorate the premises, and it must immediately notify the Landlord of any degradation or deterioration produced in the leased premises.

13.4.2 – Work prescribed by the Administration, laws, or regulations

The Tenant shall take upon itself, during the entire term of the lease, the bringing up to standard of the premises and their permanent maintenance according to all existing or future applicable administrative and police regulations, both in said premises and in the activity carried out therein, and especially the thermal regulation, when applicable, applicable, the regulation governing the establishments receiving public and/or high-rise buildings.

It shall also take upon itself to obtain the authorizations required by the current and future laws for the performance of its activity in the leased premises.

It shall comply with all recommendations and injunctions of the Labor Inspection, the Commissions of Hygiene and Safety, and, more generally, all Administrative Services concerned, as well as the requirements of the evolution of the thermal regulation, so that the Landlord may never be bothered or searched in this regard.

It is also agreed that, if the Administration or any authority whatsoever required at a certain point a modification of the premises hereunder due to the activity of the Tenant, and even if this requirement constitutes a case of force majeure, all expenses and consequences of these modifications, adjustments, and adaptations shall be fully borne by the Tenant, who obligates itself to do so. These works must be done within the terms prescribed, so that the liability of the Landlord may not be sought for any reason.

These works, regardless of their nature, must be done under the conditions set forth in article 13 hereof, under penalty of cancellation.

In the event of expropriation for cause of public utility, the same as in the event of amicable assignment, arranged as part of a general interest project, the Tenant may claim nothing from the Landlord, all its rights being reserved against the expropriating or assigning party.

13.4.3 – Absence of execution by the Tenant of the work allocated to it

The work done or owed by the Tenant shall be subject to the control of the Landlord or its representative.

In the absence of execution of any work under the responsibility of the Tenant, and after a warning that remains without result for more than one month, the Landlord may replace the latter and cause the work to be done by all the companies of its choice, at the exclusive expense of the Tenant, without prejudice, if the Landlord so chooses, to the application of the cancellation clause stipulated below, and any expenses arising from the damage caused by the noncompliance with the provisions of this clause and those incurred for the procedure.

13.4.4. Construction warranty

If the building is new or was just restructured, the Landlord benefits from the warranties of perfect completion, good operation of the elements of equipment, and the ten-year warranty, set forth and organized in articles 1792 to 1792-6 of the Civil Code.

To allow the Landlord to exercise these warranties, the Tenant must indicate to it all problems likely to be found under the builders’ warranty; in particular, it must indicate immediately the problems arising from the perfect completion warranty owed to the Landlord by the companies that constructed the building.

In general, it shall communicate to the Landlord all problems, defects, finish defects, or lack of conformity of which it knows during the entire term of the lease under penalty of being held liable for the aggravation of the damage resulting from his silence or delay.

The Landlord undertakes to intervene with the builders to obtain the repair of the problems indicated.

For this purpose, the Tenant will give access to the leased premises to the experts, technicians, enterprises, and other intervening parties to allow correcting the problems.

13.5 –Upkeep and maintenance contracts

In order to guarantee the current upkeep, the security, and the permanence of the building, the Tenant must, at the choice of the Landlord, either sign and renew all upkeep and maintenance contracts of the leased premises and their installations and adjustments and give a copy to the Landlord within the month of its entry into possession, and afterwards each year, or reimburse the Landlord for the cost of said contracts, signed by the Landlord itself.

It must cause annually and at its expense the inspection of the good operation and compliance with the regulatory rules of all the installations found in the premises by an entity approved by the Assemblée Plénière des Sociétés d’Assurance contre l’incendie [Plenary Assembly of Fire Insurance Companies].

It shall respect the provisions contained in these reports and shall pay for all work for bringing up to standard that may be necessary.

In the absence of signing the aforementioned contracts within the given terms, the Landlord may execute said contracts itself with the companies of its choice in the forms stipulated above and require the reimbursement of their cost from the Tenant.

13.6 – Asbestos

The Tenant acknowledges that, before today, it received the asbestos technical file prepared at the initiative of the Landlord, according to the current laws and regulation on the execution date of this lease.

In the event that it gave the Landlord the request for authorization of work, and the latter would grant it, the Tenant must previously carry out at its expense the regulatory investigations concerning the establishment of the asbestos technical diagnosis before work, and carry out its work, including that related to a possible presence of asbestos, as well as, if necessary, its confinement or its removal, in its capacity as project manager, under its own responsibility and at its exclusive expense. In such event, it shall be its role to scrupulously assure the respect of all legal and regulatory current obligations, so that the Landlord is never bothered or searched.

In the event of the appearance of the need of doing removal work or, if applicable, confinement for asbestos in the building or the leased premises, the Tenant waives any request from the Landlord, especially for indemnity, in any form whatsoever (especially for cancellation or termination of the lease, rent reduction, indemnity or other, etc.), regardless of the duration of such work and its effect on the Tenant.

13.7 Grenelle de l’Environnement [Grenelle Environment Forum]

The parties undertake to join their efforts in order to improve the environmental performances of the building and to meet the purpose and the recommendations of the Grenelle I law (law No. 2009-967 of August 3, 2009 concerning the programming of the implementation of the Grenelle de l’Environnement) and of the Grenelle II law (law No. 2010-788 of July 12, 2010 of national commitment to the environment) and their consequences.

For this purpose:

•	Each party undertakes to communicate to the other the data in its possession concerning the consumption of energy, water, greenhouse gas emissions in the common areas of the building and/or private areas of the leased premises. They shall communicate the carbon footprint of the building or the carbon footprint of the activity conducted in the leased premises, if it exists.

•	Each party undertakes to introduce in its decision processes concerning the fitting out and/or the equipment of the building or of the leased premises, or concerning their management method, an environmental dimension in order to choose the best solutions, each time it is reasonably possible and never to endanger the certifications and/or labeling obtained.

If the parties do not reach an agreement on the choice of work or installations to install in order to improve the environmental performances of the building, then the Landlord shall be free to decide on the work or installations to make, as he deems pertinent to improve the performances of the building or necessary to meet the evolution of the legislation and/or of Grenelle de l’Environnement.

For all work and/or installations intended to improve the environmental performances of the building, the Tenant undertakes:

•	To give access to the leased premises to allow their performance;

•	To bear the cost up to the cost savings expected from the new work and equipment, except if the parties agree otherwise,

•	And, after the performance of such work and/or installations, to respect the specifications of their use.

In the event that the Landlord would commit a plan of work intended to improve the environmental performances of the building or leased premises that would require the evacuation of the leased premises, the Tenant agrees to transfer its activities to another floor of the building, with equivalent surface and quality, at the expense of the Landlord and with the condition that all provisions be taken by the latter to ensure the continuity of the Tenant’s operation.

Finally, both parties shall respect the terms of the environmental appendix, if it exists.

13.8 – Accession

All works, embellishments, improvements, installations, and constructions of any type made by the Tenant, including those that may be imposed by legislative and regulatory provisions, shall become property of the Landlord at the end of this lease, without indemnity and without prejudice to the right reserved to the Landlord to require, upon the departure of the Tenant, and at its expense, the return of the premises to their initial state concerning the work that would have been authorized or not by the Landlord.

The Tenant shall refrain from dismantling or removing the adjustments, installations, or improvements authorized or not by the Landlord without the latter’s agreement.

13.9 Return of the premises

One month before the end of the Lease, the Tenant must inform the Landlord by registered letter with acknowledgement of receipt of the date of its moving out and communicate its new address.

Prior to any removal, even partial, of the furniture and equipment, the Tenant must have paid all the installments of the rent and incidentals and prove, by presenting receipts, the payment of the taxes in its charge, both for the past years and for the ongoing year.

§ 1 – Preliminary inventory – Inventory of the premises

No later than the expiration day of the lease, the Tenant must return the leased premises in perfect condition and in compliance with the standards imposed by the administration or the law or the current regulations until its actual departure.

The Landlord may draw up a preliminary inventory of the premises at the expense of the Tenant.

In all cases, an exit inventory of the premises shall be drawn up at the expense of the Tenant, in the presence of both parties, which, at the request of the Landlord, may be drawn up by a bailiff.

This inventory of the premises, whose date shall be determined by mutual agreement between the parties, shall be drawn up no later than the day of expiration of the lease.

§ 2 – Exit work

If, in light of the exit inventory of the premises, work proves to be necessary at the expense of the Tenant, the latter must, within fifteen days from the notification made to it by the Landlord of the quote or cost estimates established, at the choice of the latter, by its own technical departments or by all service providers of its choice, give its agreement or communicate its detailed and motivated observations on said quote or cost estimates.

In the event of silence or unjustified contestation of the Tenant before the expiration of this term, the quote or cost estimates presented by the Landlord may no longer be contested by the tenant and shall be reputed accepted by it.

The Tenant shall be obligated to pay to the landlord without delay a fixed indemnity corresponding to the amount of the refurbishing work.

This indemnity shall be kept by the Landlord, without obligation for it to do the work for any reason whatsoever.

In addition, if this work requires making the building unusable beyond the term of the lease, the Tenant shall bear and pay to the Landlord the indemnity set forth in article 18 below.

ARTICLE 14 – VISIT OF THE PREMISES

§ 1 – Visit during the lease

The Tenant shall allow the Landlord, its representative, its architect or Technical Design Office, and all other entrepreneurs and workers to enter into the leased premises and visit them to see their condition, whenever it seems useful.

It must also allow all works found useful to be done, authorizing the workers who must do such work to enter into the leased premises.

§ 2 – Visit during the notice period

The Tenant must allow the visits of the premises by the Landlord, its representative, or possible tenants in the event of cancellation of the lease during the notice period.

If necessary, it shall be sufficient to install signs and posters intended to allow searching for a new tenant in the places that are convenient to the Landlord.

§ 3 – Visit in the event of sale of the building or leased premises

The Tenant must at all times allow the visits of the premises by the Landlord, its representative, its technicians, or possible buyers in the event of sale of the building or of the leased premises. If necessary, the Landlord may install in any place of its choice signs, posters, announcements, etc., intended to allow searching for a buyer.

ARTICLE 15 – RISKS, INSURANCE, AND REMEDIES

15.1 – Insurance of the Landlord

The Landlord shall guarantee the monetary consequences of the civil liability it may incur as owner.

The Landlord shall guarantee its real estate assets, as well as all adjustments and installations of real estate nature, installed in the premises on the effective date of the lease, especially against the risks of fire, explosions, storms, and water damage.

On the other hand, the Tenant shall reimburse the Landlord for all insurance premiums taken by the Landlord and the condominium. As such, the Tenant undertakes to notify the Landlord by registered letter of any cause of aggravating risks that may arise from the fitting out of its premises or its activity, as well as any modifications made subsequently, and to pay the additional premiums that may result for the Landlord.

If the activity conducted by the Tenant causes additional insurance premiums either for the owner or for the neighbors or co-tenants, the Tenant must reimburse the interested parties for the amount of these additional premiums.

15.2 Insurance of the Tenant

The Tenant shall guarantee with reputably solvent insurance companies the monetary consequences of the civil liability it may incur due to its activities, especially towards the neighbors and third parties in general.

It shall guarantee with reputably solvent insurance companies its own assets and the fittings out done by it against all insurable risks and especially against the risk of fire, explosions, and water damage.

It shall take coverage for loss of operation and breakage of glass as of the entry into possession of the leased premises.

It must maintain and renew these insurance policies, regularly pay the premiums and dues, and prove it to the landlord at any request, and in any case at each anniversary date of the lease and for the first time when signing this instrument.

15.3 – Waiver of remedy

The Tenant and its insurers waive any remedy against the landlord and its insurers due to the destruction or total or partial deterioration of any equipment, furniture, valuables of any type, and merchandise because of the deprivation or trouble of possession of the leased premises and even in the case of total or partial loss of the business, including the intangible elements of said business.

The Tenant undertakes to communicate this clause to its insurers.

The Landlord and its insurers waive, in exchange, any remedy they may have the right to exercise against the Tenant and its insurers in the event of accidental loss covered by the policies taken.

15.4 – Destruction of the leased premises

By derogation to articles 1722 and 1741 of the Civil Code, it is agreed as follows.

In the event of total destruction of the leased premises, or any other event affecting the leased premises or even another part of the building and making necessary the total evacuation, regardless of the duration, of the leased premises, the lease shall be cancelled ipso jure at the request of the Landlord or the Tenant, without indemnity for either party.

In the event of partial destruction or any other event that affects the leased premises or even another part of the building, and makes necessary the temporary evacuation of the building or of all or part of the leased premises, regardless of the duration, the landlord alone shall have the right to choose between the continuation of the lease or its cancellation without indemnity for either party.

The above stipulations apply regardless of the cause originating the destruction or the evacuation.

ARTICLE 16 – ASSIGNMENT

Any assignment or contribution of this lease is prohibited, except in full, to the buyer of the business of the Tenant, or to the beneficiary of an operation of contribution or merger, after the prior agreement of the Landlord, which must be called to be present in the act, and subject to the notification set forth in article 1690 of the Civil Code.

In the event of assignment of the building operated by the Tenant, the Landlord may not refuse its agreement except for legitimate and justified reasons, having to do with the national reputation of the firm of the assignee (in the event that it would want to operate a different specialty than that operated by the Tenant in the leased premises) and its solvency, since the assignee must meet the following four conditions: a net positive situation, an indebtedness rate (loans over equity capital) lower than 50%, a positive operating income and a positive cash flow.

Any assignment or contribution consented in spite of the previous paragraph would cause the cancellation of this lease ipso jure.

In addition, the Tenant assignor or contributor shall be guarantor and co-debtor jointly with its assignee and all successive assignees or beneficiaries for the payment of rent, occupancy indemnities and incidentals and, more generally, for the performance of the clauses and conditions of the lease.

Equally, any assignee or beneficiary shall be ipso jure guarantor and co-debtor jointly with the assignor or contributor for the payment of any amount owed to the Landlord under this lease, as well as for the performance of all clauses and conditions thereof.

The above stipulations apply to all cases of transfer of the lease right in any form whatsoever, especially in the event of contribution to a company, and must be reproduced in the act of assignment, contribution, or merger.

In all events, the assignment or contribution must be executed by authentic act and the Tenant must provide to the Landlord, at no cost for it, an execution copy of the act of assignment,

contribution, or merger, within one month from its signing, to serve as execution title, both against the assignee or beneficiary and against its assignor or contributor.

ARTICLE 17 – SUBLEASE, LEASING MANAGEMENT, DOMICILIATION

The Tenant may not place its business under leasing management or substitute, accommodate, or domicile a third party in the leased premises, even free of charge.

Any total or partial sublease is prohibited.

ARTICLE 18 – OCCUPANCY OR IMMOBILIZATION OF THE PREMISES AFTER ASSIGNMENT OR CANCELLATION OF THE LEASE

In the event that, after assignment or cancellation of the Lease, the premises would not be returned to the Landlord on the required date, free of any occupancy and any objects, the daily occupancy indemnity owed by the Tenant or its beneficiaries until the return of the premises shall be equal to the last daily rent, in principal, plus 50% and increased by the charges and incidentals owed due to this lease and to the VAT at the rate in force.

This indemnity shall be kept by the Landlord after the departure of the Tenant during the time necessary to refurbish the premises according to this lease, if the tenant has not done so itself before its departure.

In addition, in this case, the security deposit shall be kept by the Landlord as a fixed irreducible indemnity, and the procedural expenses shall be paid by the Tenant, all without prejudice to all other damages.

ARTICLE 19 – LEGAL MODIFICATIONS

Since the quality of the parties present is a decisive condition of the lease, the Tenant undertakes to communicate to the Landlord all significant legal modifications as soon as possible, especially the statutory changes (modification of the name, form, and headquarters) or the filing of a bankruptcy proceeding against it.

In the event of co-tenants, by the effect of this lease or the death of the Tenant, the obligation of the co-tenants or heirs shall be reputed indivisible and joint, both for the payment of the rent and its incidentals and for the performance of the clauses and conditions of this lease.

The heirs shall also pay, under the same conditions, the expenses for the notifications set forth in article 877 of the Civil Code.

ARTICLE 20 – REGISTRATIONS

In the event that this contract becomes the object of registrations of pledge or privilege, the Landlord must immediately be notified by extrajudicial act by the Tenant, within fifteen days from the registration at the latest.

ARTICLE 21 – CANCELLATION CLAUSE

In the absence of payment on maturity of any amount owed under this lease, whether as rent, charges, taxes, penalty, court or collection expenses (including the fees of the bailiff, with the proportional fee collected by him), rent arrears, overdue rent or additions to the security deposit, due to a revision, indexation, or following the amicable or judicial renewal of the lease, occupancy indemnity, drawing up fees for this lease, its renewals or amendments or in the event of nonperformance of any of the clauses of the lease, and after an order to pay or execute that remains without effect for one month, this lease shall be cancelled ipso jure, if the Landlord so desires, without the need to fulfill any formality.

The Judge of Urgent Applications shall be competent, if needed, to order the eviction of the Tenant and to order the latter immediately to pay the occupancy indemnity set forth in article 18 above, all under reservation of the other clauses set forth in this lease and any other damages.

In the event that the Tenant would obtain from the judge a grace period for the payment arrears of the rent, charges, or other incidentals, it is agreed as of now that the cancellation clause shall be irrevocably applied if the Landlord so desires, not only in the event of noncompliance with a payment date, but also in the event of absence of payment of the current rent, charges, and incidentals during the terms so obtained, without the need for the Landlord to send any prior notice, since the tenant is warned by the mere effect of signing this lease.

ARTICLE 22 – CONDITIONS SUBSEQUENT OR PRECEDENT

If the Special Conditions stated below contain one or several conditions subsequent or precedent, they are governed by the following general stipulations.

22.1 – In case of conditions precedent, the lease shall take effect only under the reservation and on the date of the achievement of the last of them, within the term agreed upon, or of the express waiver within the same term of all or part of the conditions by the party for whose exclusive benefit they were stipulated.

In the absence of meeting all or part of the conditions, except in case of waiver by the beneficiary party as specified in the previous paragraph, the lease shall be retroactively reputed null and void.

22.2 – In the event of conditions subsequent, the lease shall be cancelled ipso jure at the expiration of the term within which these conditions had to be met, and the eviction of the tenant may be done upon simple appeal to the Presiding Judge of the competent Court of First Instance, ruling on urgent applications, without prejudice to all damages.

ARTICLE 23 – APPLICATION OF VAT

The Landlord declares that it chose the application of VAT to the lease agreed upon, which is accepted by the Tenant. This tax shall be paid by the Tenant, the same as any other tax that replaces or is added to it.

ARTICLE 24 – ELECTION OF DOMICILE

For the performance hereof and its consequences, the Tenant elects domicile in the leased premises and the Landlord at its headquarters.

ARTICLE 25 – EXPENSES

All expenses, fees, and honoraria hereof, as well as those that follow it or are its consequence, shall be paid by the Tenant, which expressly undertakes to do so.

As such, the Tenant shall owe the payment of the honoraria for drawing up the act, which amount is established in article 32 of the Special Conditions; this amount shall be billed and payable by the Tenant at the same time with the billing of the first rent and charges.

ARTICLE 26 – DESIGNATION

The leased premises are found in the

Building	Green Square Building D 80/84, rue des Meuniers 92220 BAGNEUX

Indicative area, share of the common areas included: approximately 1,478.90 m2, distributed as follows:

•	approximately 295.69 m2 on the 1st floor corresponding to lot D1/1ST/1;

•	approximately 365.82 m2 on the 1st floor corresponding to lot No. D2/1st/1,

•	approximately 393.83 m2 on the ground floor corresponding to lot No. D1/RDC/1;

•	approximately 423.56 m2 on the ground floor corresponding to lot No. D2/RDC/1

Parking spaces: 15 parking spaces in the basement, corresponding to lots No. pk-1/006 to pk-1/020;

5 external parking spaces,

corresponding to lots No. D-PEXT01 to D-PEXT04 and E-PEXT08

Receipt address:

Green Square

Building D

80/84, rue des Meuniers

92220 BAGNEUX

ARTICLE 27 – INTENDED USE OF THE PREMISES

The premises now leased are intended for the exclusive use of offices for lots D1/1ST/1and D2/1st/1, and activities for lots D1/RDC/1 and D2/RDC/1.

ARTICLE 28 – TERM

§1 – Term

This lease is granted and accepted for a term of nine full consecutive years, which shall start running retroactively as of June 1, 2011 and shall end on May 31, 2020, including a firm period of 4 years, without right for the Tenant to give notice of termination.

Indeed, the latter hereby expressly waives the right to cancel at the end of the 1st three-year period, i.e. for May 31, 2014.

However, the Tenant shall be entitled to give notice of termination by extrajudicial act with a notice of six (6) months, for the end of this firm period, i.e. at the earliest for May 31, 2015, then for the end of each following three-year period, i.e. for May 31, 2017 and May 31, 2020.

§2 – Early availability

Exceptionally, the Landlord shall make the premises available to the Tenant on May 1, 2011, subject to the latter proving that it took an insurance policy according to the provisions of article 15 §2 of the General Conditions, starting on the early availability date.

ARTICLE 29 – RENT

§1 – Initial rent

The annual rent is established in principal at 309,986 Euros net of tax and net of charges (Three Hundred Nine Thousand Nine Hundred Eight-Six Euros net of tax and net of charges) plus VAT.

§2– Grace period

For commercial purposes, the Landlord grants the Tenant a grace period of nine (9) months of rent net of taxes, net of charges, which shall be distributed over the first three years of the lease, according to the following methods:

•	five (5) months of rent net of taxes, net of charges, from June 1, 2011 to October 31, 2011

•	two (2) months of rent net of taxes, net of charges, from June 1, 2012 to July 31, 2012

•	two (2) months of rent net of taxes, net of charges, from June 1, 2013 to July 31, 2013.

It is specified herein that the taxes, charges, and incidentals shall be owed by the Tenant during the grace periods granted.

The rent, taxes and incidentals are payable at the headquarters of the Landlord or any other place indicated by it, by calendar quarters and in advance, on January 1, April 1, July 1, and October 1 each year, and the first payment shall be made on November 1, 2011 for the rent and on June 1, 2011 for the charges, taxes, and incidentals.

If applicable, for the periods included between the aforementioned dates and the end of the ongoing quarter, prorated amounts shall be established.

ARTICLE 30 – INDEXATION OF THE RENT

Reference index: INSEE Index of the cost of construction

Of the 4th quarter 2010

I.e. 1533

ARTICLE 31 – SECURITY DEPOSIT

By derogation to article 10 of the General Conditions, the security deposit paid by the Tenant when signing this instrument reaches one quarter of the annual rent net of taxes, i.e., the amount of 77,496.50 Euros (Seventy-Seven Thousand Four Hundred Ninety-Six Euros and Fifty Cents).

ARTICLE 32 – EXPENSES FOR DRAFTING THE ACT

The expenses for drafting this act total 2,000 Euros net of tax (Two Thousand Euros net of tax).

ARTICLE 33 – BANK BOND

Within 30 days from signing this instrument at the latest, the Tenant shall deliver to the Landlord a bank bond, according to the model enclosed herewith, representing nine (9) months of rent, all taxes included, i.e. 278,057.44 Euros, which amount shall follow the annual indexation of the rent, valid throughout the term of this lease, plus six months.

Waiting for the delivery of this bank bond, the Tenant shall deliver to the Landlord, upon signing this instrument, a check corresponding to nine (9) months of annual rent, all taxes included, net of charges, which shall be returned to it as soon as the aforementioned bank bond is received.

In the absence of receipt of said bond within the aforementioned term, the check shall be collected, and its amount shall be kept by the Landlord during the entire term of this lease.

ARTICLE 34 – STATEMENT OF NATURAL AND TECHNOLOGICAL RISKS

Pursuant to the provisions of article L. 125-5 of the Code of the Environment, enclosed herewith is a statement of the natural and technological risks, as well as information on losses, which reveals that no indemnity has been paid for natural or technological catastrophes.

The Tenant declares that it is perfectly well aware because it received this information prior to signing this instrument.

For the Tenant’s information, an Energy Performance Diagnosis is enclosed, drawn up on 3/22/2011 by the Company LEI according to the provisions of article R134-5 of the Code of Construction and Housing (Appendix: Energy Performance Diagnosis).

ARTICLE 35 – WORKS

The Tenant takes the premises in new condition and equipped with a system of air conditioning on the 1st floor (standard new, excluding the service room) and undertakes to make, at its exclusive expense, according to the rules of the art and under its full responsibility, all the works necessary for its installation and its activity in the leased premises, and in particular the partitioning work, computer and telephone cables, as well as the electric adaptations and the related bringing up to standard according to the following modalities:

1 – Prior to the beginning of the works, the Tenant must transmit to the Landlord, for agreement, the complete description of the works to be done (plan, technical descriptions, especially for the rooms on the ground floor, etc.); the latter undertakes to answer to the Tenant within fifteen (15) days from receipt of a complete file by the Technical Department.

2 – The works done must be in accordance with the description validated by the Landlord.

3 – After the realization of the works, the Tenant undertakes to transmit to the Landlord, as soon as possible, the reception report of the works and, if applicable, of raising of reservations; with the specification that said receptions will take place between the Tenant and the enterprises, as well as the report of an inspection bureau, without any remark on all the works performed.

Moreover, the Tenant irrevocably undertakes to mandate all the participants in the act of constructing for the building in question for the works concerning the technical lots.

Indeed, the Landlord benefits from the warranties of perfect completion, good operation of the elements of equipment, and the ten-year warranty, set forth and organized in articles 1792 to 1792-6 of the Civil Code.

To allow the Landlord to exercise these warranties, the Tenant must indicate to it all problems likely to be found under the builders’ warranty; in particular, it must indicate immediately the problems arising from the perfect completion warranty owed to the Landlord by the companies that constructed the building.

In general, it shall communicate to the Landlord all problems, defects, finish defects, or lack of conformity of which it knows, during the entire term of the lease under penalty of being held liable for the aggravation of the damage resulting from his silence or delay.

The Landlord undertakes to intervene with the builders to obtain the repair of the problems indicated, as soon as possible.

For this purpose, the Tenant will give access to the leased premises to the experts, technicians, enterprises, and other intervening parties to allow correcting the problems.

ARTICLE 36 – HQE [High Quality Environmental standard] CERTIFICATION

The building hereunder is certified HQE construction.

Consequently, the parties agree that an environmental appendix, including a DPE [Energy Performance Diagnosis] shall be enclosed with this lease.

Moreover, the Landlord shall pursue an HQE Operation certification. The Tenant shall make its best efforts to accompany the Landlord in this action and help it obtain its certification and, if the tenant were to assure the technical management of the building, it shall make its best efforts to obtain this certification with the help of the Landlord.

After obtaining this HQE Operation certification, the parties undertake to make all their efforts, up to the limit of the provisions hereof, to obtain the renewal of the term established by the certification, during the entire duration of the contractual relationship.

ARTICLE 37 – MODIFICATIONS TO THE GENERAL CONDITIONS OF THE LEASE

ARTICLE 8- RENT CHARGES AND INCIDENTALS

8.1- Charges

It is, however, specified that major repairs under article 606 of the Civil Code shall remain under the responsibility of the Landlord.

ARTICLE 12 – GENERAL POSSESSION CONDITIONS

12.2 Compliance with building regulations

The 4th paragraph of this article becomes:

“The Tenant may use flammable products or gas only provided that it proves that its inventories are lower than any administrative declaration, ICPE [Installations Classées pour la Protection de l’Environnement – Classified installations for Environmental Protection], Labor Code, fire safety, and that its activity does not bother in any manner the tranquility of its neighbors.”

ARTICLE 13 – WORKS

13.4 – Works owed by the Tenant

13.4.1 – General provisions

The 2nd paragraph of this article becomes:

“The Tenant expressly waives any guarantee and any compensation from the Landlord due to vices or defects of any nature, including due to old age or force majeure that may directly or indirectly affect the leased premises where it is located. However, it is reminded that the Landlord benefits from annual, biannual, and ten-year warranties, as stipulated in article 35 paragraph 6 hereof,”

By mutual agreement between the parties, the Landlord takes upon itself the major repairs referred to in article 606 of the Civil Code.

13.6 – Asbestos

Pursuant to the provisions of article 1 of decree No. 96-97 of February 7, 1996, as amended, the Landlord declares that the building under this lease was the subject of a building permit issued after July 1, 1997, so that it does not fall within the scope of application of said decree.

ARTICLE 14 – VISIT OF THE PREMISES

§ 1 – Visit during the lease

The 1st paragraph of this article becomes:

“The Tenant shall allow the Landlord, its representative, its architect or Technical Design Office, and all other contractors and workers to enter into the leased premises and visit them to see their condition, whenever it seems useful, with 48-hour advance notice for each visit, except in exceptional or emergency cases.”

§ 2 – Visit during the notice period

The 1st paragraph of this article becomes:

“The Tenant must allow the visits of the premises by the Landlord, its representative, or possible tenants in the event of cancellation of the lease during the notice period, with 48-hour advance notice for any visit, except in exceptional or emergency cases, for any visit.

§ 3 – Visit in the event of sale of the building or leased premises

The 1st paragraph of this article becomes:

The Tenant must at all times allow the visits of the premises by the Landlord, its representative, its technicians, or possible buyers in the event of sale of the building or of the leased premises, with 48-hour advance notice, except in exceptional or emergency cases. If necessary, the Landlord may install in any place of its choice signs, posters, announcements, etc., intended to allow searching for a buyer.”

17 – SUBLEASE, LEASING MANAGEMENT, DOMICILIATION

By derogation to the provisions of paragraph 2, the Landlord authorizes the Tenant to sublease part of the premises to any companies, provided that all these subleases are done within the maximum limit of 50% of the area leased hereunder, and subject to:

•	previously informing the Landlord by registered letter with acknowledgment of receipt and providing it a K-bis extract of the subtenant, less than 3 months old;

•	sending said sublease contract by registered letter with acknowledgement of receipt or extrajudicial act.

It is specified, however, that in the common intent of the parties, this lease is indivisible. Consequently, the subtenants may not acquire any direct right to renew against the Landlord.

Made in Paris, on 4/28/11

In two counterparts.

THE TENANT	THE LANDLORD

[signature]	[signature]

Appendixes:

•	Documents concerning asbestos

•	Statement of natural and technological risk and information on losses

•	Energy Performance Diagnosis

•	Plans

•	Environmental appendix